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                           (letterhead of BDO Dunwoody)



30 June, 1997



Securities and Exchange Commission
450, Fifth Street, N.W.
Washington,  DC
20549

Dear Sirs:

We have read Item 4 of the Form 8-K dated 30 June 1997, of Drummond Financial Corporation and are in agreement with the statements contained in the first three paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the Registrant contained therein.

Yours truly,


\s\  BDO Dunwoody


David C. McEown, CA